Exhibit 3.4

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                          MILLENIUM HOLDING GROUP, INC.

We the undersigned Carla Aufdenkamp Secretary of the Company and, Richard L. Ham the President and

     That the Board of Directors of said corporation at a meeting duly convened and held on the 5th day of February 2003 adopted a resolution to amend the original articles as follows:

Article V, Schedule C is hereby amended to read as follows:

The corporation shall have authority to issue an aggregate of FIFTY MILLION (50,000,000) Common Capital Shares, $0.05 PAR VALUE per share and 3 Million (3,000,000) Preferred non-voting shares. The Preferred non-voting shares shall have a par value of $0.001 per share.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation are 13,974,700 that the said change and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


/s/ Richard L. Ham                                 /s/ Carla Aufdenkamp
-------------------------                          ---------------------------
Richard L. Ham, President                          Carla Aufdenkamp, Secretary


[Notary Stamp or Seal]